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[Jones Day Letterhead]

Exhibit 5.1

October 6, 2009

Georgia Gulf Corporation
115 Perimeter Center Place, Suite 460
Atlanta, Georgia 30346

Re: Registration on Form S-1 filed by Georgia Gulf Corporation

Ladies and Gentlemen:

        We have acted as counsel for Georgia Gulf Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale of 31,148,503 shares (the "Shares") of the Company's common stock, par value $0.01 per share, by the selling security holders identified in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company to effect registration of the Shares and the Rights (as defined herein) under the Securities Act of 1933 (the "Securities Act") to which this opinion has been filed as an exhibit.

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

        1.     The Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

        2.     When issued in accordance with the terms of the Amended and Restated Rights Agreement, dated December 5, 2000, as amended between the Company and Computershare Trust Company, N.A., as successor rights agent, on August 10, 2009 (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

        The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

        The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the General Corporation Law of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the board of directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

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  Exhibit 5.1